UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 8, 2008
Health Benefits Direct Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)
(484) 654-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 31, 2008, Health Benefits Direct Corporation (the “Company”) announced that Richard Arenschield had been approved and appointed by the Board of Directors (the “Board”) to serve as the interim Chief Executive Officer, which was to become effective immediately upon the effective date of Alvin H. Clemens’ resignation as Chief Executive Officer. On April 1, 2008, Mr. Clemens became Co-Chairman of the Board and resigned as Chief Executive Officer.
     On April 8, 2008, the Board acknowledged Mr. Arenschield’s resignation as interim Chief Executive Officer. The Company does not plan to appoint another interim chief executive officer. The Board of Directors is proceeding immediately with the search for a permanent chief executive officer.
     Anthony R. Verdi has been appointed by the Board to the position of Chief Operating Officer, effective April 8, 2008, in addition to continuing to serve as Chief Financial Officer. As Chief Operating Officer, Mr. Verdi has been authorized by the Board to lead the Company as the principal executive officer in the absence of a chief executive officer until the appointment of a chief executive officer or until such time as the Board determines otherwise. Charles A. Eissa will continue to serve as the Company’s President and as a member of the Board and will focus his efforts on the further development the Company’s Insurint platform.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH BENEFITS DIRECT CORPORATION
Date: April 14, 2008	By:	/s/ Anthony R. Verdi
		Name:	Anthony R. Verdi
		Title:	Chief Financial Officer and Chief Operating Officer